Exhibit 99.1

FOR IMMEDIATE RELEASE

COMARCO EARNS $0.08 PER SHARE FOR FISCAL THIRD QUARTER

Revenue Grows 22% Sequentially and 102% Year-Over-Year

Company Updates Full Fiscal Year 2006 Guidance

IRVINE, Calif., Dec. 14, 2005 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of wireless test solutions, wireless emergency call box systems, and ChargeSource® mobile power products for notebook computers, cellular telephones, digital cameras, and other handheld devices, today announced financial results for the third quarter of fiscal year 2006 ended October 31, 2005.

Revenue for the third quarter of fiscal 2006 was $13.6 million, up 22% compared with $11.1 million reported for the second quarter of fiscal 2006. Revenue grew 102% compared with $6.7 million in revenue reported for the third quarter of fiscal 2005.

Wireless test solutions (“WTS”) revenue was $7.5 million up 28% compared with $5.9 million reported in the second quarter of fiscal 2006, and up 80% compared with $4.2 million in revenue reported for the third quarter of fiscal 2005.

ChargeSource revenue for the third quarter of fiscal 2006 was $4.1 million, up 139% compared with $1.7 million reported in the second fiscal quarter of 2006 and up 287% compared with $1.1 million reported for the third quarter of fiscal 2005. Call box revenue was $2.0 million compared with $3.5 million reported in the second quarter of fiscal 2006 and up 33% compared with $1.5 million reported for the third quarter of fiscal 2005.

Revenue for the nine months ended October 31, 2005 was $32.7 million, up 46% compared with $22.4 million for the corresponding period of the prior fiscal year.

“As fiscal 2006 has progressed, we have successfully executed our growth strategies in each of our businesses and continued to benefit from a variety of industry trends,” said Tom Franza, Comarco President and CEO. “As a result, we have grown revenue by 46% year-to-date and have significantly expanded our margins, allowing us to achieve two consecutive quarters of profitability. Regarding call box, we continue to win new contracts for upgrade and retrofit work. Just recently, we were awarded a contract by the Metropolitan Transportation Commission Service Authority for Freeways and Expressways totaling approximately $4.1 million to upgrade approximately 1,900 call boxes in northern California, which we expect to substantially complete during fiscal 2007. These new contracts are indicative of the positive trend of migration to more reliable digital wireless technology by state and local agencies.

“Likewise, our WTS business has benefited from the infrastructure upgrades that U.S. wireless carriers are implementing,” continued Mr. Franza. “We continued to work closely with Verizon Wireless, who is currently converting its nationwide wireless network to the CDMA EvDO standard and using our Seven.Five technology to validate and ensure the quality of its network. During the third fiscal quarter Verizon awarded Comarco an additional contract to replace its data testing equipment, which we expect to complete during the fiscal fourth quarter. We believe that the significant resources we have devoted to the development of our Seven.Five technology have allowed us to emerge as a leader in wireless test solutions and we are pleased with our competitive position.

2 Cromwell, Irvine, CA 92618 U.S.A.         Office: (949) 599-7400         Fax: (949) 599-1415

“Finally, regarding ChargeSource, we have continued to see the interest in our products grow,” continued Mr. Franza. “Similar to Seven.Five, we have made strategic investments in the development of ChargeSource and as a result, offer the lightest, slimmest and most powerful mobile power products on the market. Through our successful distribution partnership with Kensington, ChargeSource is sold at all of the leading electronics retailers including CompUSA, Staples and Office Max. Recently, we announced that Kensington has rolled out Power-It-All™ centers at Circuit City stores nationwide that feature the full line of our mobile power products branded under the Kensington brand name. We have also achieved OEM distribution with Dell, Inc. and Toshiba, who both now offer a variety of our mobile power products branded under the Duracell™ name through their websites.”

Net income for the third quarter of fiscal 2006 was $610,000 or $0.08 per share. This compares with net income of $327,000 or $0.04 per share in the fiscal second quarter of 2006. Net loss for the third quarter of fiscal 2005 was $1.7 million or $0.23 per share.

Net loss for the nine months ended October 31, 2005 was $584,000 or $0.08 per share. Net loss for the nine months ended October 31, 2004 was $7.4 million or $1.01 per share and included a $3.3 million charge, or $0.45 per share, to fully reserve the deferred tax asset as of July 31, 2004.

“As we execute our strategies in each of our businesses, we are continuing to build a track record of profitable, predictable growth. We believe we are well positioned to capitalize on positive industry trends and additional growth opportunities,” concluded Mr. Franza.

Business Outlook

The Company’s WTS business continues to benefit from the rollout of next generation wireless technologies. The Company’s Seven.Five product platform is the leading edge technology for quality of service algorithms, industry leading scanning receivers, and powerful post processing tools designed specifically for 3G cellular networks. Based upon the fiscal third quarter results for WTS, the Company is now anticipating that full year revenue for this business will be between $23 million and $24 million. The Company’s previous full year revenue expectation was $22 million.

Regarding ChargeSource, the Company continues to expect to gain additional placements in retail, OEM, and other channels through its relationship with Kensington and others as a result of its launch of a range of strategic new products. Accordingly, ChargeSource revenue is expected to increase sequentially on a quarterly basis and range between $4 million and $5 million for the fourth quarter of fiscal 2006. The Company continues to believe that the ChargeSource business will break even at a $5 million quarterly revenue run-rate.

The Company’s call box business continues to execute on previously awarded upgrade contracts and projects. The Company now expects to commence work on two upgrade projects during the first quarter of fiscal 2007 compared with its original fourth quarter of fiscal 2006 expectation. Accordingly, the Company now anticipates call box revenue will be approximately $11 million for fiscal 2006. The Company’s previous full year revenue expectation was $12 million.

Based upon the outlook for each business unit, the Company continues to expect to achieve full year fiscal 2006 revenue of between $45 and $48 million.

2 Cromwell, Irvine, CA 92618 U.S.A.         Office: (949) 599-7400         Fax: (949) 599-1415

Throughout fiscal 2006, the Company expects to continue to effectively manage its balance sheet, which included approximately $1.91 per share in cash at October 31, 2005.

Earnings Conference Call

Comarco will host a conference call to discuss the financial results for the fiscal third quarter of 2006 which ended October 31, 2005, current corporate developments and its outlook for the remainder of fiscal 2006 at 11 a.m. Pacific Time today, December 14, 2005. Dial (800) 257-1836 domestically or (303) 262-2140 internationally to listen to the call. A live Webcast will also be made available at www.comarco.com. A replay will be available approximately one hour after the call for 7 days following the call’s conclusion. To access the replay, dial (800) 405-2236 for domestic callers or (303) 590-3000 for international callers, both using passcode 11045950#. An archive of the call will be made available at www.comarco.com for 90 days following the call’s conclusion.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; failure to successfully manage our relationships with the distributors of our mobile power products; disruption in our relationships with our suppliers or in our suppliers’ operations; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2005.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

About Comarco

Based in Irvine, Calif., Comarco is a leading provider of wireless test solutions for field test applications, wireless emergency call box systems, and ChargeSource universal mobile power products for laptop computers, cellular telephones, and other handheld devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:

Tom Franza	Dan Lutz	Douglas Sherk/Jennifer Beugelmans
President and CEO	Vice President and CFO	CEO/Senior Vice President
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7440	(949) 599-7556	(415) 896-6820
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

2 Cromwell, Irvine, CA 92618 U.S.A.         Office: (949) 599-7400         Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2005	2004	2005	2004
Revenue	$13,574	$6,715	$32,670	$22,441
Cost of revenue	8,362	5,333	20,956	15,618

Gross profit	5,212	1,382	11,714	6,823
Selling, general and administrative costs	2,639	1,988	6,797	6,614
Engineering and support costs	2,005	1,849	5,621	5,605

Operating loss	568	(2,455)	(704)	(5,396)
Other income	76	57	196	135
Minority interest	—	17	—	66

Income (loss) before income taxes	644	(2,381)	(508)	(5,195)
Income tax (expense) benefit	(31)	446	(31)	(2,426)

Income (loss) from continuing operations	613	(1,935)	(539)	(7,621)
Income (loss) from discontinued operations	(3)	222	(45)	209

Net income (loss)	$610	$(1,713)	$(584)	$(7,412)

Basic and diluted loss per share:
Income (loss) from continuing operations	$0.08	$(0.26)	$(0.07)	$(1.04)
Income (loss) from discontinued operations	—	0.03	(0.01)	0.03

Net income (loss)	$0.08	$(0.23)	$(0.08)	$(1.01)

Weighted average common shares outstanding:
Basic	7,422	7,340	7,422	7,313

Diluted	7,434	7,340	7,422	7,313

Common shares outstanding	7,422	7,340	7,422	7,340

2 Cromwell, Irvine, CA 92618 U.S.A.         Office: (949) 599-7400         Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

ASSETS
	October 31, 2005	January 31, 2005
	Unaudited	(A)
Current Assets:
Cash and cash equivalents	$14,156	$12,270
Short-term investments	1,175	1,598
Accounts receivable, net	8,743	4,575
Amounts due from affiliate	1,186	1,100
Inventory	8,240	8,448
Other current assets	350	817

Total current assets	33,850	28,808

Property and equipment, net	1,674	2,154
Software development costs, net	2,068	3,543
Intangible assets, net	1,300	1,495
Goodwill, net	2,394	2,394
Accounts receivable subject to litigation, net	699	701
Other assets	1,131	1,131

	$43,116	$40,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$448	$101
Deferred revenue	4,198	3,747
Deferred compensation	1,175	1,598
Accrued liabilities	8,105	5,006

Total current liabilities	13,926	10,452

Stockholders’ equity	29,190	29,774

	$43,116	$40,226

(A)	Derived from the audited consolidated financial statements as of January 31, 2005.

2 Cromwell, Irvine, CA 92618 U.S.A.         Office: (949) 599-7400         Fax: (949) 599-1415